EXHIBIT 4.2


         NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

         THIS DEBENTURE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CONVERSION SET FORTH IN A CONVERTIBLE SUBORDINATED DEBENTURE PURCHASE AGREEMENT, DATED AS OF DECEMBER 1, 1997, BETWEEN DIGITAL BIOMETRICS, INC. (THE "COMPANY") AND THE ORIGINAL HOLDER HEREOF. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

No. A-1                                                             U.S. $50,000

                            DIGITAL BIOMETRICS, INC.
           8% CONVERTIBLE SUBORDINATED DEBENTURE DUE DECEMBER 1, 2000

         THIS DEBENTURE is one of a series of duly authorized issued debentures in an aggregate principal amount of up to $2,500,000, of Digital Biometrics, Inc., a Delaware corporation and having a principal place of business at 5600 Rowland Road, Minnetonka, Minnesota, 55343 (the "Company"), designated as its 8% Convertible Subordinated Debentures, due December 1, 2000 (the "Debentures").

         FOR VALUE RECEIVED, the Company promises to pay to KA INVESTMENTS LDC, or registered assigns (the "Holder"), the principal sum of Fifty Thousand Dollars ($50,000), on or prior to December 1, 2000 or such earlier date as the Debentures are required to be repaid as provided hereunder (the "Maturity Date") and to pay interest to the Holder on the principal sum at the rate of 8% per annum, payable upon conversion as provided hereunder, or on the Maturity Date if not earlier converted. Interest shall accrue daily commencing on the Original Issue Date (as defined in Section 6) until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest shall be calculated on the basis of a 360-day year and for the actual number of days elapsed. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register"). All overdue, accrued and unpaid interest and other amounts due hereunder shall bear interest at the rate of 15% per annum from the date such interest is due hereunder through and including the date of payment. The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Debenture Register, except that principal paid on December 1, 2000 and interest due hereunder may, at the Company's option, be paid in shares of the Common Stock (as defined in Section 6) calculated based upon the Conversion Price (as defined below) on the Conversion Date, Maturity Date or the date upon which interest shall cease to accrue, as the case may be. All amounts due hereunder shall be paid in cash or Common Stock as provided for herein. Notwithstanding anything to the contrary contained herein, the Company may not, without the prior written consent of the Holder, issue shares of the Common Stock in payment of interest on the principal amount or principal on December 1, 2000 if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to pay interest or principal hereunder in shares of Common Stock;
(ii) such shares are not either registered for resale pursuant to an Underlying Securities Registration Statement (as defined in Section 6) or freely transferable without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Holder, in form and substance acceptable to the Holder; (iii) such shares are not listed on the Nasdaq National Market (or the American Stock Exchange, Nasdaq SmallCap Market or The New York Stock Exchange) and any other exchange on which the Common Stock is then listed for trading; or (iv) the issuance of such shares would result in the recipient thereof beneficially owning more than 4.999% of the issued and outstanding shares of Common Stock as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Payment of interest on the Debentures in shares of Common Stock is also subject to the provisions of Section 4(a)(ii).

         This Debenture is subject to the following additional provisions:

                  Section 1. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same but shall not be issuable in denominations of less than integral multiplies of Fifty Thousand Dollars ($50,000) unless such amount represents the full principal balance of Debentures outstanding to such Holder. No service charge will be made for such registration of transfer or exchange.

                  Section 2. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement (as defined in Section 6) and may be transferred or exchanged only in compliance with the Purchase Agreement. Prior to due presentment to the Company for transfer of this Debenture, the

Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

                  Section 3. Events of Default.

         "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  (a) any default in the payment of the principal of, interest on, or liquidated damages in respect of, this Debenture, free of any claim of subordination, as and when the same shall become due and payable (whether on the Conversion Date or the Maturity Date or by acceleration or otherwise). Notwithstanding anything to the contrary, no Event of Default shall exist upon the occurrence of a default in the payment of interest on this Debenture that the Company cures within five (5) days following receipt of written notice of such default;

                  (b) the Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach of, this Debenture, the Purchase Agreement or the Registration Rights Agreement (as defined in Section 6), and such failure or breach shall not have been remedied within 10 days after the date on which notice of such failure or breach shall have been given;

                  (c) the Company or any of its subsidiaries shall commence, or there shall be commenced against the Company or any such subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary thereof or there is commenced against the Company or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Company or any subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing;

                  (d) the Company shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness of the Company in an amount exceeding one hundred thousand dollars ($100,000), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

                  (e) the Common Stock shall be delisted from the Nasdaq National Market or any other national securities exchange or market on which such Common Stock is listed for trading or suspended from trading thereon without being relisted on the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange or New York Stock Exchange or having such suspension lifted, as the case may be, within two Trading Days; or

                  (f) the Company shall be a party to any merger or consolidation pursuant to which the Company shall not be the surviving entity or shall dispose of all or substantially all of its assets in one or more transactions, or shall redeem more than a de minimis number of shares of Common Stock (other than redemptions of Underlying Shares).

If during the time that any portion of this Debenture remains outstanding, any Event of Default occurs and is continuing, and in every such case, then the Holders of a majority in interest of the outstanding principal amount of Debentures may, by notice to the Company, declare the full principal amount of this Debenture, together with all accrued but unpaid interest and other amounts owing hereunder, to the date of acceleration, to be, plus the Adjustment Amount (as defined in Section 6) whereupon the same shall become, immediately due and payable in cash (notwithstanding anything herein contained to the contrary) without presentment, demand, protest or other notice of any kind, all of which are waived by the Company, notwithstanding anything herein contained to the contrary, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

                  Section 4. Conversion.

                  (a)(i) This Debenture shall be convertible into shares of the Common Stock at the option of the Holder in whole or in part at any time and from time to time upon the earlier to occur of (1) the date an Underlying Securities Registration Statement is declared effective by the U.S. Securities and Exchange Commission (the "Commission") and (2) the 90th day after the Original Issue Date, and prior to the close of business on the Maturity Date. The number of shares of Common Stock as shall be issuable upon a conversion hereunder shall be determined by dividing the principal amount of, plus accrued but unpaid interest on, the Debenture to be converted by the Conversion Price (as defined below), each as subject to adjustment as provided hereunder. The Holder shall effect conversions by surrendering the Debentures (or such portions thereof) to be converted, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice") to the Company. Each Holder Conversion Notice shall specify the principal amount of Debentures to be converted and the date on which such conversion is to be effected, which date may not be prior to the date such Holder Conversion Notice is deemed to have been delivered hereunder (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered hereunder. Subject to Sections 4(a)(ii) and 4(b) hereof and Section 3.8 of the Purchase Agreement, each Holder Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all of the principal amount represented by the Debenture(s) tendered by the Holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to such Holder (in the manner and within the time set forth in Section 4(b)) a new Debenture for such principal amount as has not been converted.



                          (ii) Certain Regulatory Approval. If on any Conversion
Date (A) the Common Stock is listed for trading on the Nasdaq National Market, Nasdaq SmallCap Market or American Stock Exchange, (B) the Conversion Price then in effect is such that the aggregate number of shares of the Common Stock that would then be issuable upon conversion of the entire outstanding principal amount of Debentures, together with any shares of the Common Stock previously issued upon conversion of Debentures and as payment of interest thereunder would equal or exceed 20% of the number of shares of the Common Stock outstanding on the Original Issue Date (such number of shares, up to the number of shares as equals such amount, the "Issuable Maximum"), and (C) the Company has not previously obtained the Stockholder Approval (as defined below), then the Company shall issue to the Holder requesting such conversion the Issuable Maximum and, with respect to any shares of the Common Stock that otherwise would have been issuable to such holder in respect of the Conversion Notice at issue or in respect of payment of interest hereunder in excess of the Issuable Maximum, the Holder shall have the option to require the Company to either (1) as promptly as possible, but in no event later than 90 days after such Conversion Date, convene a meeting of the holders of the Common Stock and obtain the Stockholder Approval or (2) prepay the balance of the aggregate principal amount of the Debentures then outstanding and held by such Holder. The prepayment amount shall equal the Mandatory Prepayment Amount (as defined in Section 6) for Debentures to be prepaid; provided, however, that if the Holder has requested that the Company obtain Stockholder Approval under paragraph (1) above and the Company fails for any reason to obtain such Stockholder Approval within the time period set forth in (1) above, the Company shall be obligated to prepay Debentures in accordance with the provisions of paragraph (2) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the Holder has requested that the

Company prepay Debentures pursuant to this Section and the Company fails for any reason to pay the prepayment price under (2) above within seven days after the Conversion Date, the Company will pay interest on such prepayment price at a rate of 15% per annum to the converting Holder, accruing from the Conversion Date until the prepayment price plus any accrued interest thereon is paid in full. The entire Mandatory Prepayment Amount, including interest thereon, shall be paid in cash. "Stockholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the stockholders of the Company held in accordance with the Company's Certificate of Incorporation and by-laws, of the issuance by the Company of shares of the Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Debentures into the Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market or Rule 713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable.



                         (iii) Provided that either (a) there has been a "Change
of Control" (as defined below) of Tarmachan Capital Management ("Tarmachan") or
(b) Irvin Kessler has left Tarmachan or has suffered a voluntary or involuntary material lessening of responsibility as Chairman, this Debenture shall be convertible in whole or in part into a number of shares of Common Stock equal to the Conversion Price at the option of the Company; provided, however, that the Company is not permitted to deliver a Company Conversion Notice (as defined below) at any time when the Underlying Securities Registration Statement is not then effective or shares of Common Stock are not listed for trading. The Company shall effect such conversion by delivering to the Holder a written notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"), which Company Conversion Notice, once given, shall be irrevocable. Each Company Conversion Notice shall specify the principal amount of Debentures to be converted in the case of a conversion at the Maturity Date or the amount of accrued interest being converted in the case of a conversion of accrued interest. The Company shall deliver such Company Conversion Notice at least two
(2) Trading Days before the Maturity Date or the date of conversion of the accrued interest (such date is hereinafter referred to as the "Company Conversion Date"). Upon its receipt of a Company Conversion Notice, the Holder shall surrender the principal amount of Debentures subject to such notice at the office of the Company or of any transfer agent for the Debentures or Common Stock. If the Company is converting less than the aggregate principal amount of all Debentures, the Company shall, upon conversion of the principal amount of Debentures subject to such Company Conversion Notice and receipt of the Debentures surrendered for conversion, deliver to the Holder, a replacement Debenture for such principal amount of Debentures as have not been converted. Each of a Holder Conversion Notice and a Company Conversion Notice is sometimes referred to herein as a "Conversion Notice," and each of a "Holder Conversion Date" and a "Company Conversion Date" is sometimes referred to herein as a "Conversion Date." "Change of Control" means, for purposed of this Section 4(a)(iii), the occurrence of an acquisition, after the Original Issue Date, by an individual, group, or legal entity of all of the voting securities of Tarmachan.

                  (b) Not later than three Trading Days after the Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of the Common Stock being acquired upon the conversion of Debentures (subject to reduction pursuant to Section 4(a)(ii) hereof and Section 3.1(b) of the Purchase Agreement), (ii) Debentures in a principal amount equal to the principal amount of Debentures not converted; (iii) a bank check in the amount of all accrued and unpaid interest (if the Company has elected to pay accrued interest in cash), together with all other amounts then due and payable in accordance with the terms hereof, in respect of Debentures tendered for conversion and (iv) if the Company has elected to pay accrued interest in shares of the Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement), representing such number of shares of the Common Stock as equals such interest divided by the Conversion Price calculated on the Conversion Date; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon conversion of the principal amount of Debentures until Debentures are either delivered for conversion to the Company or any transfer agent for the Debentures or the Common Stock, or the Holder notifies the Company that such Debenture has been mutilated, lost, stolen or destroyed and complies with Section 9 hereof. The Company shall, upon request of the Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of the Common Stock to be issued on the Conversion Date on account of accrued but unpaid interest hereunder, are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the Debentures tendered for conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of the Common Stock to be issued on the Conversion Date on account of accrued but unpaid interest hereunder, prior to the fifth Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $1,500 for each day thereafter until the Company delivers such certificates. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section prior to the 20th day after the Conversion Date, the Company shall, at the Holder's option (i) prepay, from funds legally available therefor at the time of such prepayment, the aggregate of the principal amount of Debentures then held by such Holder, as requested by such Holder, and (ii) pay all accrued but unpaid interest on account of the Debentures for which the Company shall have failed to issue the Common Stock certificates hereunder, in cash. The prepayment amount shall equal the Mandatory Prepayment Amount for the Debentures to be prepaid. If the Holder has required the Company to prepay Debentures pursuant to this Section and the Company fails for any reason to pay the prepayment price within seven days after such notice is deemed delivered hereunder, the Company will pay interest on the prepayment price at a rate of 15% per annum, in cash to such Holder, accruing from such seventh day until the prepayment price and any accrued interest thereon is paid in full.

                  (c) (i) The conversion price (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) $1.96 (the "Initial Conversion Price") and (b) .80 multiplied by the Average Price calculated on the Conversion Date; provided, that, (a) if an Underlying Securities Registration Statement is not filed on or prior to the 30th day after the Original Issue Date provided, that if such day is not a Business Day, such 30th day shall be the next succeeding Business Day, or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended, within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Securities Registration Statement will not be "reviewed" or is not subject to further review or comment by the Commission, provided, however that such five (5) day period may be extended in the event that the Company reasonably believes that such Underlying Securities Registration Statement should be amended to include material non-public information, or (c) if the Underlying Securities Registration Statement is not declared effective by the Commission on or prior to the 90th day after the Original Issue Date provided, that, if such day is not a Business Day, such 90th day shall be the next succeeding Business Day, or (d) if such Underlying Securities Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded by a subsequent Underlying Securities Registration Statement filed with and declared effective by the Commission within 10 Business Days (as defined in Section 6), or (e) if trading in the Common Stock shall be suspended for any reason for more than two Trading Days, or (f) if the conversion rights of the Holders of Debentures are suspended for any reason or the Holder is not permitted to resell Registrable Securities under the Underlying Securities Registration Statement (any such failure being referred to as an "Event," and for purposes of clauses
(a), (c) and (f) the date on which such Event occurs, or for purposes of clause
(b) the date on which such five (5) days period is exceeded, or for purposes of clause (d) the date which such 10 Business Day-period is exceeded, or for purposes of clause (e) the date on which such two Trading Day period is exceeded, being referred to as "Event Date"), the Company shall pay to the Holders 1.0% of the product of the principal amount of outstanding Debentures (each Holder being entitled to receive such portion of such amount as equals its pro rata portion of Debentures then outstanding), in cash on the Event Date and an additional 1.0% for each applicable 30 day period thereafter, as liquidated damages. Commencing the 60th day after the Event Date, for each applicable 30 day period thereafter, the Company shall pay to the Holders 3.0% of the product of the principal amount of outstanding Debentures (each Holder being entitled to receive such portion of such amount as equals its pro rata portion of Debentures then outstanding), in cash until such time as the applicable Event is cured provided, that the total amount of liquidated damages the Company shall pay to the Holder pursuant to this Section 5(c)(i) shall not exceed $500,000 in aggregate.

                           (ii) If the Company, at any time while any Debentures
are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of the Common Stock, (b) subdivide outstanding shares of the Common Stock into a larger number of shares, (c) combine outstanding shares of the Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of the Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                          (iii) If the Company, at any time while any Debentures
are outstanding, shall issue rights or warrants to all holders of the Common Stock (and not to Holders of Debentures) entitling them to subscribe for or purchase shares of the Common Stock at a price per share less than the Per Share Market Value of the Common Stock at the record date mentioned below, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of the Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase shares of the Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this Section, if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 4 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                           (iv) If the Company, at any time while Debentures are
outstanding, shall distribute to all holders of the Common Stock (and not to Holders of Debentures) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Initial Conversion Price at which Debentures shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of the Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of Debentures then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Debentures of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                         (v) In case of any reclassification of the Common Stock
or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder of this Debenture shall have the right thereafter to, at its option, (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holders of the Debentures shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture could have been converted immediately prior to such reclassification or share exchange would have been entitled or (B) require the Company to prepay, from funds legally available therefor at the time of such prepayment, the aggregate of its outstanding principal amount of Debentures, plus all interest and other amounts due and payable thereon, at a price determined in accordance with Section 5(a). The entire repayment price shall be paid in cash. This provision shall similarly apply to successive reclassifications or share exchanges.

                           (vi) All calculations under this Section 4 shall be
made to the nearest cent or the nearest whole share, as the case may be.

                           (vii) Whenever the Initial Conversion Price is
adjusted pursuant to any of Section 4(c)(ii) - (v), the Company shall promptly mail to each Holder of Debentures a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                           (viii) If:

                                    A.       the Company shall declare a
                                             dividend (or any other
                                             distribution) on its Common Stock;
                                             or

                                    B.       the Company shall declare a special
                                             nonrecurring cash dividend on or a
                                             redemption of its Common Stock; or

                                    C.       the Company shall authorize the
                                             granting to all holders of the
                                             Common Stock rights or warrants to
                                             subscribe for or purchase any
                                             shares of capital stock of any
                                             class or of any rights; or

                                    D.       the approval of any stockholders of
                                             the Company shall be required in
                                             connection with any
                                             reclassification of the Common
                                             Stock of the Company, any
                                             consolidation or merger to which
                                             the Company is a party, any sale or
                                             transfer of all or substantially
                                             all of the assets of the Company,
                                             of any compulsory share of exchange
                                             whereby the Common Stock is
                                             converted into other securities,
                                             cash or property; or

                                    E.       the Company shall authorize the
                                             voluntary or involuntary
                                             dissolution, liquidation or winding
                                             up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Debentures, and shall cause to be mailed to the Holders of Debentures at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or
(y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the

Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert Debentures during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of the Common Stock solely for the purpose of issuance upon conversion of the Debentures and payment of interest on the Debentures, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 4(c)) upon the conversion of the outstanding principal amount of the Debentures and payment of interest hereunder. The Company covenants that all shares of the Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Securities Registration Statement has been declared effective under the Securities Act, freely tradeable, upon compliance with prospectus delivery requirements and applicable state securities laws.

                  (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (f) The issuance of certificates for shares of the Common Stock on conversion of the Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (g) Any and all notices or other communications or deliveries to be provided by the Holders of the Debentures hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Company, at 5600 Rowland Road, Minnetonka, Minnesota 55343 (facsimile number (612) 932-7181), attention Chief Financial Officer, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of the Debentures at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Minnetonka time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 4:30 p.m. (Minnetonka time) on any date and earlier than 11:59 p.m. (Minnetonka time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

                  Section 5. Repayments.

                  (a) The Company shall have the right, exercisable at any time upon 2 Trading Days notice to the Holder of the Debentures given at any time the Company receives a Conversion Notice and the Conversion Price in effect in connection with such Conversion Notice is less than $1.25, to repay, from funds legally available therefor at the time of such repayment, all or any portion of the outstanding principal amount of the Debentures which have been tendered for conversion, at a price equal to the sum of 120% of the aggregate principal amount of Debentures to be repaid. In addition, the Company shall pay the aggregate of all accrued but unpaid interest and other amounts owing in respect of the Debentures to be repaid. The entire repayment price shall be paid in cash.
  Notwithstanding anything to the contrary contained herein, the Company shall not have the right to repay the Debenture pursuant to this Section 5(a) if repayment of the Debenture is required pursuant to another section of this Debenture or pursuant to the Purchase Agreement.

                  (b) If any portion of the applicable repayment price under Sections 6(a) shall not be paid by the Company within thirty (30) calendar days after the original Conversion Date as set forth in such Conversion Notice, interest shall accrue thereon at the rate of 15% per annum until the repayment price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such repayment price remains unpaid for more than seven (7) calendar days after the date due, the Holder of the Debentures subject to such repayment may elect, by written notice to the Company given within seven (7) calendar days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 4 of all Debentures for which such repayment price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Repayment Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such repayment price was originally due and the Per Share Market Price as of the Holder's written demand for conversion, or (ii) invalidate ab initio such repayment, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the Holder the shares of the Common Stock issuable upon conversion of the Unpaid Repayment Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Debentures. Notwithstanding anything to the contrary contained herein, the Company may not, without the written consent of the holder, repay Debentures unless both the payment thereof and the retention of such paid cash by the holder is consented to in writing free of any subordination prior thereto by all lenders or holders of any indebtedness or class of securities of the Company who have the right to consent to or force the subordination of such payment.

                  Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  "Adjustment Amount" is equal to (i) the aggregate principal amount of Debentures then outstanding multiplied by (A) the average Per Share Market Value for the five Trading Days immediately preceding (1) the applicable Trigger Date or (2) the date of payment of all amounts due as a result of such Event of Default, whichever is greater, divided by (B) the Conversion Price with respect to the aggregate principal amount of Debentures then outstanding calculated on the applicable Trigger Date, minus (ii) the aggregate principal amount of Debentures then outstanding, plus all accrued and unpaid interest thereon and all other amounts due, except for those referred to in (i) above pursuant to the terms hereof.

                  "Average Price" on any date means the average Per Share Market Value for the five (5) Trading Days immediately preceding such date.

                  "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Minnesota are authorized or required by law or other government action to close.

                  "Common Stock" means the Company's common stock, $.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Mandatory Prepayment Amount" for any Debentures shall equal the sum of (i) the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon, divided by the Conversion Price on (x) the date the Mandatory Prepayment Amount is demanded or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is less, multiplied by the Per Share Market Value on (x) the date the Mandatory Prepayment Amount is demanded or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures.

                  "Original Issue Date" shall mean December 1, 1997 regardless of the number of transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

                  "Per Share Market Value" on any particular date means (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange or quotation system on which the Common Stock is listed for trading, or (b) if the Common Stock is not listed on the Nasdaq National Market or any other stock exchange or market, the closing bid price per share of the Common Stock on such date on the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, the closing bid price per share of Common Stock on such date on the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices), or (d) if the Common Stock is no longer traded on the over-the-counter market and reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices), such closing bid price shall be determined by reference to "Pink Sheet" quotes for the relevant conversion period as determined in good faith by the Holder or (c) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Holders of a majority in interest of the Debentures (the Company, after receipt of the determination by such appraiser, shall have the right to select an additional appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such appraiser).

                  "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Purchase Agreement" means the Convertible Subordinated Debenture Purchase Agreement, dated as of the Original Issue Date, between the Company and the original Holder of Debentures, as amended, modified or supplemented from time to time in accordance with its terms.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, between the Company and the original Holder of

Debentures, as amended, modified or supplemented from time to time in accordance with its terms.

                  "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq National Market or other stock exchange or market on which the Common Stock is listed for trading, or (b) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market or on the pink sheets as reported by the National Quotation Bureau Incorporated or Bloomberg Information Services, Inc., as the case may be (or any similar organization or agency succeeding their respective functions of reporting prices).

                  "Trigger Date" shall mean, (i) with respect to an Event of Default caused by an event described in Section 3(a), the date the payment of principal or interest at issue was due, (ii) with respect to an Event of Default caused by an event described in Section 3(b), the date specified in any other provision of this Debenture, the Purchase Agreement or the Registration Rights Agreement that require prepayment of the outstanding principal amount of this Debenture as a result of an event so contemplated, if not, the date such event becomes an Event of Default pursuant to Section 3(b), and (iii) with respect to an Event of Default caused by an event described in Section 3(c), (d), (e) and
(f), the date such event becomes an Event of Default pursuant to such Sections.

                  "Underlying Shares" means the shares of Common Stock into which the Debentures are convertible in accordance with the terms hereof and the Purchase Agreement, in such number as required hereunder.

                  "Underlying Securities Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a "selling stockholder" thereunder.

                  Section 7. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein. The Company may only voluntarily prepay the outstanding principal amount on the Debentures in accordance with Section 5 hereof.

                  Section 8. This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

                  Section 9. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

                  Section 10. (a) This Debenture is subordinated to Senior Debt, which is any Debt of the Company (including, principal, interest or premium) outstanding on the date hereof, or hereafter created, incurred, assumed or guaranteed by the Company and all renewals, amendments, extensions and refundings thereof, except Debt that expressly provides that it is not senior or superior in right of payment to this Debenture. Debt is any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or any subsidiary or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable if, and only to the extent such indebtedness would appear as a liability on the balance sheet of the Company or any subsidiary prepared on a consolidated basis in accordance with generally accepted accounting principles, or any debt owed to any affiliate (including any officer, director or employees thereof) of the Company. The Company agrees, and each holder of this Debenture by accepting this Debenture agrees, to the foregoing subordination. Until Senior Debt is satisfied, the Company shall not, directly or indirectly, make any payment under this Debenture (except for cash payments contemplated by Sections 4(a)(ii), 4(b), 4(c) or 5 hereof; provided, however, that at the time such payments are made there has not been declared an event of default under any instrument representing Senior Debt that has not been cured and provided, further, that such payments under Sections 4(a)(ii), 4(b) 4(c) or 5 hereof will not cause an event of default under any such instruments), or grant any collateral for any of the Debentures or make any distribution of any assets other than shares of Common Stock to the Holder. The Holder shall take no action to enforce payment of the Debenture without the consent of the holders of Senior Debt, provided, however, that the subordination provided hereunder shall in no way limit the Holder's ability to convert Debentures into shares of Common Stock, including after such time as any Event of Default shall be declared hereunder.

                              (b) Should any payment, other than payments
contemplated in Section 10(a) above, be received by the Holder, such payment shall be held in trust by the Holder for the benefit of the holders of Senior Debt, and shall be delivered forthwith to the holders of Senior Debt for application to the Senior Debt, in the form received with any necessary endorsement or assignment.

                  Section 11. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws thereof.

                  Section 12. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

                  Section 13. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

                  Section 14. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

                  IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.


                                                     DIGITAL BIOMETRICS, INC.



                                                     By:________________________
                                                         Name:
                                                         Title:

Attest:



By:___________________________
   Name:
   Title:

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                           AT THE OPTION OF THE HOLDER


(To be Executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby elects to convert Debenture No. A-1 into shares of Common Stock, par value $.01 per share (the "Common Stock"), of Digital Biometrics, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                                 ----------------------------------------------
                                 Date to Effect Conversion

                                 ----------------------------------------------
                                 Principal Amount of Debentures to be Converted

                                 ----------------------------------------------
                                 Number of shares of Common Stock to be Issued

                                 ----------------------------------------------
                                 Applicable Conversion Price


                                 ----------------------------------------------
                                 Signature

                                 ----------------------------------------------
                                 Name

                                 ----------------------------------------------
                                 Address

                                    EXHIBIT B


                              NOTICE OF CONVERSION
                         AT THE ELECTION OF THE COMPANY


The undersigned in the name and on behalf of DIGITAL BIOMETRICS, INC. (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert Debenture No. A-1 into shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company according to the conditions hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any, which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.


Conversion calculations:
                                 ----------------------------------------------
                                 Date to Effect Conversion

                                 ----------------------------------------------
                                 Principal Amount of Debentures to be Converted

                                 ----------------------------------------------
                                 Applicable Conversion Price


                                 ----------------------------------------------
                                 Signature

                                 ----------------------------------------------
                                 Name:

                                 ----------------------------------------------
                                 Address: